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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Viagene, Inc. and related Prospectus of Chiron Corporation which is made a part of Amendment No. 1 to the Registration Statement (Form S-
4) of Chiron Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 25, 1994, with respect to the 1993 and 1992 consolidated financial statements and schedule of Chiron Corporation included in the Annual Report (Form 10-K) of Chiron Corporation for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

San Francisco, California

July 28, 1995